Exhibit 10.14

SECOND AMENDMENT TO SUBLEASE AGREEMENT

This Second Amendment to Sublease Agreement (the “Amendment”), which is dated for reference purposes only on January 17, 2001, is to that certain Sublease Agreement with an Effective Date of December 1, 2000 (the “Sublease”), in effect by and between InsWeb Corporation, a Delaware corporation (“Sublessor”) and Leap Corporation, a Delaware corporation (“Sublessee”), concerning that certain real property situated in the City of Redwood City, County of San Mateo, State of California, consisting of approximately thirty-two thousand four hundred fifty (32,450) square feet of space (the “Sublet Space”) on the first and fourth floors in that building known as 901 Marshall Street, Redwood City California (the “Building”), as more particularly described in the Sublease. All capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Sublease. This Amendment shall amend and modify the terms and conditions of the Sublease, and, to the extent that any of the terms and conditions of this Amendment conflict with the terms and conditions set forth in the Sublease, the terms and conditions of this Amendment shall control. Except as amended herein, the Sublease shall remain in full force and effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties amend the Sublease as follows:

1.	Floor 1 shall be delivered March 15, 2001.

2.	Rent Commencement Date for Floor 1 shall be March 15, 2001.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first written above.

SUBLESSOR INSWEB CORPORATION a Delaware corporation		SUBLESSEE LEAP CORPORATION a Delaware corporation

By:	/s/ [illegible]	By:	/s/ [illegible]

Its:	CTO	Its:	General Counsel